UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K/A

                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

                                  May 14, 2000
                Date of Report (Date of earliest event reported)



                         CHOICE ONE COMMUNICATIONS INC.
                         ------------------------------

             (Exact name of registrant as specified in its charter)


              Delaware                     0-29279               16-1550742
              --------                     -------               ----------
    (State or other jurisdiction         (Commission            (IRS Employer
  of incorporation or organization)       File No.)          Identification No.)



            100 Chestnut Street, Suite 700, Rochester, New York 14604
            ---------------------------------------------------------
              (Address of principal executive offices and zip code)


                                 (716) 246-4231
                                 --------------
              (Registrant's telephone number, including area code)

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                                      -2-


ITEM 5.  OTHER EVENTS

Agreement to acquire US Xchange, Inc.

         On May 14, 2000, Choice One Communications Inc. (the "Company") entered into an Agreement and Plan of Merger (the "Merger Agreement") with US Xchange, Inc., a Delaware corporation ("US Xchange"), and the stockholder of US Xchange, pursuant to which US Xchange will be merged with and into a newly formed wholly owned subsidiary of the Company (the "Merger"). As a result of the Merger, the separate corporate existence of US Xchange shall cease and the Company's subsidiary shall continue as the surviving corporation and each share of US Xchange's common stock will be converted into the right to receive cash and shares of the Company's common stock. The amount of cash and the number of shares of the Company's common stock into which each share of US Xchange's common stock will be converted will be determined immediately prior to consummation of the Merger in accordance with formulas specified in the Merger Agreement. The Company estimates that it will be required to issue approximately
7.0 million shares of its common stock and to pay approximately $311 million in net cash pursuant to the Merger, subject to adjustment. The above-referenced cash payment includes approximately $279.2 million in US Xchange debt, together with associated premiums, which will be paid off upon the consummation of the Merger. The Company has agreed to provide certain registration rights to the holders of the shares of its common stock to be issued in the Merger for the registration of such shares under the Securities Act of 1933.

         Consummation of the Merger is subject to the satisfaction of certain conditions, including (i) the Company obtaining financing on terms not materially less favorable to the Company than those set forth in the executed commitment letters received by the Company prior to the execution of the Merger Agreement, (ii) the redemption of at least 80% of the outstanding principal amount of the 15% Senior Notes due July 1, 2008 of US Xchange, L.L.C., having properly authorized and approved an amendment to the Indenture, to take effect on the redemption date, providing for the deletion of certain covenants and other provisions thereof specified by the Company, (iii) the modification of certain agreements relating to the operations of US Xchange, (iv) compliance with all applicable provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the expiration of all applicable waiting periods thereunder, (v) receipt of specified regulatory approvals and (vi) certain other customary conditions. Both the Company and US Xchange may terminate the Merger Agreement if the Merger has not been consummated by November 14, 2000.

         In connection with the execution of the Merger Agreement, the Company entered into a credit facility with US Xchange Finance Company, L.L.C. ("US Xchange Finance Company"), a subsidiary of US Xchange, pursuant to which the Company agreed to lend to US Xchange Finance Company up to $25 million on a secured basis. The amount of such loans which was used to fund operating losses of US Xchange and its subsidiaries will cause a reduction in the number of shares of the Company's common stock to be issued at the closing of the Merger.

         The foregoing descriptions of the Merger Agreement and the transactions contemplated thereby are intended to be a general summary and do not purport to be complete.

         Attached as Exhibit 99.1 is a press release issued by the Company and US Xchange, dated May 15, 2000, which is incorporated by reference herein.

         Certain statements contained in this Current Report on Form 8-K are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and the company intends that such forward-looking statements be subject to the safe harbors created thereby. The words "believes", "expects", "estimates", "anticipates", "will be" and "plans" and similar words or expressions identify forward-looking statements made by or on behalf of the company. These forward-looking statements are subject to many uncertainties and factors that may cause the actual results of the company to be materially different from any future results expressed or implied by such forward-looking statements. Examples of such uncertainties and factors include, but are not limited to, availability of financing and regulatory approvals, the number of potential customers in a target market, the existence of strategic alliances or relationships, technological, regulatory or other developments in the Company's business, changes in the competitive climate in which the Company operates and the emergence of future opportunities, all of which could cause actual results and experiences of the Company to differ materially from anticipated results and expectations expressed in the forward-looking statements contained herein. These and other applicable risks are summarized under the caption "Risk Factors" and elsewhere in the Company's Registration Statement on Form S-1, Registration No. 333-91321, filed with the Securities and Exchange Commission and declared effective on February 16, 2000.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (c)      Exhibits.

         99.1 Press Release, dated May 15, 2000, announcing the Company's execution of a definitive agreement to acquire US Xchange.

         99.2 Agreement and Plan of Merger dated May 14, 2000, by and among Choice One Communications Inc., Barter Acquisition Corporation, US Xchange, Inc. and Ronald H. Vander Pol


                                   SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            CHOICE ONE COMMUNICATIONS INC.

Dated: May 16, 2000                        By:   /s/Steve Dubnik
                                                 -------------------------
                                            Name:  Steve Dubnik
                                            Title: Chairman and Chief Executive
                                                   Officer